Exhibit 99.1

FOR IMMEDIATE RELEASE

June 24, 2014

Contacts:  (Analysts) Kris Wenker (763) 764-2607

(Media) Kirstie Foster (763) 764-6364

GENERAL MILLS ELECTS HENRIETTA FORE TO BOARD OF DIRECTORS

William Esrey To Retire from the Board in September

Board Also Declares Regular Quarterly Dividend

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today elected Henrietta H. Fore to its board of directors.

Ms. Fore is Chairman of the Board and Chief Executive Officer of Holsman International, a manufacturing, consulting and investment company.  She also serves as global co-chair of Asia Society and global co-chair of WomenCorporateDirectors.  Previously, she served as Administrator of the U.S. Agency for International Development, Under Secretary of State for Management, and as the Director of the U.S. Mint in the Department of the Treasury.  Fore is a trustee of the Aspen Institute and the Center for Strategic and International Studies.

Current director William T. Esrey will retire from the General Mills board in September following 25 years of distinguished service.  Esrey is Chairman Emeritus, Sprint Nextel Corporation and was first elected to the General Mills Board in 1989.

In other action at its regularly scheduled June meeting, the General Mills board declared a quarterly dividend at the prevailing rate of 41 cents per share, payable Aug. 1, 2014, to shareholders of record July 10, 2014.  The General Mills quarterly dividend rate was most recently increased 8 percent effective with the May 1, 2014 payment.  General Mills and its predecessor firm have paid dividends without interruption or reduction for 115 years.